Exhibit 10.34
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated June 21, 2011 is among (i) H&R BLOCK, INC., a Missouri corporation (the “Acquiror”), (ii) HRB ISLAND ACQUISITION, INC., a Delaware corporation and an indirect wholly owned subsidiary of the Acquiror (“Sub”), (iii) 2SS HOLDINGS, INC., a Delaware corporation (the “Company”), (iv) TA Associates Management, L.P. solely in its capacity as Stockholder Representative, and (v) Lance Dunn solely in his capacity as Stockholder Representative.
     WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger among the parties hereto dated as of October 13, 2010 (the “Merger Agreement”);
     WHEREAS, Section 7.1 of the Merger Agreement contains a condition to Closing that no Governmental Authority shall have instituted any Action challenging or seeking to restrain or prohibit the consummation of the Merger;
     WHEREAS, on October 26, 2010, the parties filed Premerger Notification and Report Forms under and in compliance with the HSR Act with the Federal Trade Commission and the U.S. Department of Justice (“DOJ,” and together with any other appropriate Governmental Authority designated by Law to receive such filings, an “Antitrust Authority”) with respect to the transactions contemplated by the Merger Agreement and have filed such other notifications, applications, filings or other information with the DOJ as the parties deemed necessary or desirable in connection with the Merger under applicable Antitrust Law (collectively, the “Antitrust Filings”);
     WHEREAS, on May 23, 2011, the DOJ instituted an Action seeking to prevent the Merger in a case styled United States of America, U.S. Department of Justice, Antitrust Division v. H&R Block, Inc. et al, Case No. 1:11-cv-00948 (the “DOJ Action”) and the parties wish to oppose the DOJ Action;
     WHEREAS, the Acquiror has to date borne a larger portion of the costs and expenses of all parties relating to the Antitrust Filings and the parties desire to change the manner in which the parties divide costs going forward regarding the Antitrust Filings and DOJ Action, as set forth herein; and
     WHEREAS, Section 10.2 of the Merger Agreement provides for the amendment of the terms of the Merger Agreement upon the written agreement of the parties, and the parties desire to amend the Merger Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the above premises, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
     2. Satisfaction of Prior Obligations.
          2.1 As of the date hereof, each party hereby acknowledges and agrees that each other party hereto has fulfilled any and all obligations under Section 5.6 of the Merger Agreement applicable to such other party through the date hereof, whether express or implied.
          2.2 Each party hereby acknowledges and agrees that as of the date hereof, no party has failed to fulfill any obligation under the Merger Agreement prior to the date hereof that has caused the Merger not to be consummated on or prior to the date hereof, and further acknowledges and agrees that either the Company or the Stockholder Representatives, acting together, or the Acquiror has had the right to terminate the Merger Agreement since May 31, 2011, subject to the terms of this Amendment.
     3. No Waiver of Closing Conditions. Each party hereby acknowledges and agrees that the approval and execution of this Amendment shall not be deemed to be a waiver of any of the conditions to Closing set forth in Article VII of the Merger Agreement.
     4. Section 1.1.
          4.1 The definitions of “Escrow Agent” and “Merger Consideration” in Section 1.1 of the Merger Agreement shall be deleted and replaced in their entirety with the following:
     “Escrow Agent” means SunTrust Bank, a Georgia banking corporation, or its successor under the Escrow Agreement.
     “Merger Consideration” means the sum of (i) $287,500,000, plus (ii) the Estimated Net Working Capital Amount set forth in the Net Working Capital Amount Schedule, plus (iii) the Reimbursement Amount (as defined in Section 5.6), minus (iv) the unpaid Transaction Expenses set forth in the Schedule of Expenses.
          4.2 A new clause (iv) shall be added at the end of the first sentence of the definition of “Transaction Expenses” in Section 1.1 as follows: “and (iv) the Antitrust Action Expenses (as defined in Section 5.6).”
     5. Section 3.6. The Company represents and warrants to the Acquiror and Sub that a true and complete copy of the unaudited consolidated statement of income of the Company and its Subsidiaries as at April 30, 2011 has been delivered to the Acquiror. Effective from and after the date of this Amendment, the definition of “Unaudited Financial Statements” set forth in Section 3.6 of the Merger Agreement shall be deemed to include the unaudited consolidated statement of income of the Company and its Subsidiaries as at April 30, 2011.

     6. Section 3.23(a). A new sentence shall be added at the end of Section 3.23(a), as follows:
     Schedule 3.23(a)(i) of the Disclosure Schedules sets forth the information the Company and its Subsidiaries retain regarding the number of clients served in the 12-month period ended April 30, 2011, including, but not limited to, percentages of such customers using free services versus paid services, online versus desktop, professional versus nonprofessional, etc., excluding any such information which, if disclosed to Acquiror, would constitute Competitively Sensitive Information of the Company or its Subsidiaries.
     7. Section 5.1(i). Section 5.1(i) of the Merger Agreement shall be deleted and replaced in its entirety with the following:
(i) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $250,000 or capital expenditures that are, in the aggregate, in excess of $1,000,000 for the Company and its Subsidiaries taken as a whole, or enter into any lease or sublease of real or personal property or any renewals thereof;
     8. Section 5.6. Effective from and after the date of this Amendment, Section 5.6 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
     Section 5.6 Efforts.
     (a) The parties agree that the external costs and expenses of all parties that are incurred in connection with the DOJ Action after the date hereof, including but not limited to attorney fees and costs, all costs associated with experts, witnesses and potential witnesses, all document production costs, and all costs awarded by the court to the DOJ (the “Antitrust Action Expenses”), shall be the responsibility of the Company; provided, however, that “Antitrust Action Expenses” shall not include (i) the attorney fees and expenses of Willkie Farr & Gallagher LLP or the Acquiror’s internal legal counsel, (ii) travel costs for the Acquiror’s employees, or (iii) any costs or expenses that the Acquiror chooses to incur without the consent of the Company or the Company’s outside counsel. If the Closing occurs in accordance with the terms of this Agreement, as amended, or as the Acquiror may otherwise agree in writing, then in connection with the Closing the Acquiror shall reimburse the Company an amount equal to the Antitrust Action Expenses, up to a maximum of five million dollars ($5,000,000) (the “Reimbursement Amount”).
     (b) The parties shall each cooperate with one another in connection with opposing the DOJ Action, subject to the parties’ termination rights set forth in Section 9.1. In connection with such collaboration, each of the parties shall act in good faith, reasonably, and as promptly as practicable. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege (collectively, “Legal Privilege”), each party shall (i) promptly inform the other party of any substantive written or oral communication received from any Antitrust Authority or the court before which the DOJ Action is pending relating to the DOJ Action, its Antitrust Filing or the Merger and other transactions contemplated hereby (and if in writing, furnish the other party with a copy of such communication); (ii) provide to the other party, and permit the other party to review and comment upon in advance of submission, all proposed substantive correspondence, filings, and written communications regarding the DOJ Action or to any Antitrust Authority with respect to the Merger and other transactions contemplated hereby; and (iii) not participate in any substantive meeting or discussion in respect of any filings, investigation or inquiry concerning the DOJ Action or the Merger and other transactions contemplated hereby unless it consults with the other party in advance and, except as prohibited by applicable Law or Governmental Authority, gives the other party the opportunity to attend and participate thereat; provided, however, that any exchange of Competitively Sensitive Information shall be limited to the other party’s outside antitrust counsel. Without in any way limiting the foregoing, the parties will consult and cooperate with each other, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Law (including the DOJ Action), except as may be prohibited or restricted by Law.
     (c) Notwithstanding anything in this Agreement to the contrary, the Acquiror shall have the sole and exclusive right, to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of the Acquiror, the Company, or their respective Subsidiaries or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any action as may be required to resolve the DOJ Action.
     (d) Notwithstanding anything in this Agreement to the contrary, the Company shall be prohibited from agreeing to any settlement or other concessions with the DOJ regarding the DOJ Action (other than the offers or concessions set forth in the written offer made by the parties to the DOJ prior to the commencement of the DOJ Action) without the express written consent of the Acquiror, including but not limited to an agreement to take any of the following actions (each and collectively a “Divestiture”): (i) extend any such waiting period or agree with any Antitrust Authority not to consummate the transactions contemplated hereby, (ii) negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any or all of the capital stock, assets, rights, products or businesses of the Company or the Acquiror and its Subsidiaries or any other restrictions on the activities of the Company or the Acquiror and its Subsidiaries, (iii) terminate, amend or assign existing relationships or contractual rights or obligations, or (iv) amend, assign or terminate existing licenses or other agreements or enter into new licenses or other agreements.
     9. Section 8.4(c). The date “July 31, 2010” in Section 8.4(c) of the Merger Agreement shall be deleted and replaced in its entirety with the date “July 31, 2012.”
     10. Section 9.1. Section 9.1(c) of the Merger Agreement shall be deleted and replaced in its entirety with the following:
     (c) by either the Company or the Stockholder Representatives, acting together, or the Acquiror, if the Merger shall not have been consummated on or before the earlier of October 15, 2011 or the date on which an applicable court in the DOJ Action enters a preliminary or permanent injunction that prohibits the closing of the Merger; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party requesting termination to fulfill any obligation under this Agreement prior to such date shall have been the cause of the failure of the Merger to be consummated on or prior to such date; provided further that the act itself of properly exercising this termination right shall not alone be considered a cause for the failure to consummate for purposes of this Section 9.1(c); or
     11. Section 10.1. Section 10.1 of the Merger Agreement shall be deleted and replaced in its entirety with the following
      Section   10.1. Fees and Expenses. Except to the extent provided in Section 5.6(a), all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that if the Merger is consummated, all Transaction Expenses shall be paid as provided in this Agreement.
     12. Section 10.5. The first notice address set forth in Section 10.5 for the Company or the Stockholder Representatives shall be deleted and replaced in its entirety with the following:
2SS Holdings, Inc.
c/o Second Story Software, Inc
1425 60th Street NE, Suite 300
Cedar Rapids, IA 52402
Attention: Lance Dunn
Facsimile: (319) 261-0395

     13. Exhibit A — Form of Escrow Agreement. Exhibit A to the Merger Agreement shall be deleted and replaced in its entirety with an Escrow Agreement substantially in the form attached hereto as Exhibit A.
     14. Effect on Merger Agreement. Except as provided in this Amendment, the Merger Agreement shall remain in full force and effect and unmodified.
     15. Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
     16. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     17. Facsimile Signature. This Amendment may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

H&R BLOCK, INC.
By:
Name:
Title:

HRB ISLAND ACQUISITION, INC.
By:
Name:
Title:

2SS HOLDINGS, INC.
By:
Name:
Title:

TA ASSOCIATES MANAGEMENT, L.P. (solely in its capacity as a Stockholder Representative)
By:
Name:
Title:

Lance Dunn
(Solely in his capacity as a Stockholder Representative)
Signature Page to Amendment to Merger Agreement

Schedule 3.23(a)(i)
See attached.

Exhibit A
See attached.

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